Exhibit 10.5

EXECUTIVE EMPLOYMENT CONTRACT

MADE this 30th day of August 2010, by and between CNB BANK, a state banking institution, with principal office at One South Second Street, P.O. Box 42, Clearfield, Pennsylvania, 16830, (hereinafter “CNB”);

AND

MARK D. BREAKEY, an adult individual, residing at 1517 Warren Dr., Clearfield, Pennsylvania, 16830, (hereinafter “MR. BREAKEY”).

WHEREAS, MR. BREAKEY has been employed by CNB as a Executive Vice-President for some time; and,

WHEREAS, the parties desire to memorialize the terms and conditions of their relationship in writing and to provide themselves with the additional benefits, certainty and security of a formal contract.

NOW WITNESSETH:

The parties for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree to the following terms and conditions.

1. EMPLOYMENT: CNB will employ MR. BREAKEY as its Executive Vice-President, and MR. BREAKEY agrees to serve in that capacities. MR. BREAKEY promises that during the term of this Agreement he shall dedicate his full time, attention and energies to his employment with CNB. MR. BREAKEY further promises that he will report to CNB’s President & CEO, carry out his and the Board of Directors’ decisions and otherwise abide by and enforce the policies of CNB.

MR. BREAKEY shall also perform such other reasonable duties as may hereafter be assigned to him by CNB consistent with his abilities and position, including but not limited to services to CNB’s parent CNB Financial Corporation and its other subsidiaries.

MR. BREAKEY will not engage in any other employment during the term of this Agreement, nor shall he engage in self-employed activities.

MR. BREAKEY also recognizes that CNB’s success and recognition depend on his involvement with charitable and social organizations. In this regard, MR. BREAKEY agrees to engage in such social and charitable activities or organizations as are consistent with his personal responsibilities and with his position with CNB.

MR. BREAKEY shall also comply with all other CNB procedures and polices now or hereafter in effect.

MR. BREAKEY further agrees that he and the members of his family shall comport themselves at all times in a manner that reflects upon CNB in a positive fashion.

2. TERM: The term of this Agreement shall be for one (1) year commencing January 1, 2010, and ending on December 31, 2010, unless terminated sooner pursuant to the other provisions of this Agreement.

The parties agree that this contract shall automatically renew itself for successive terms of one (1) year unless either party gives the other ninety (90) days written notice of his or its intent not to renew the contract prior to the end of the then current term.

3. COMPENSATION: MR. BREAKEY shall be paid a base salary to be established annually by the Board of Directors. MR. BREAKEY shall also receive such annual increases, stock, stock options and bonuses as may from time to time be awarded by the Board of Directors.

CNB will also provide MR. BREAKEY with a family membership at the Clearfield-Curwensville Country Club.

4. OTHER BENEFITS: MR. BREAKEY shall also participate in CNB’s retirement plan, health insurance plan, life insurance plan and receive such other benefits as CNB from time to time may provide to its employees.

MR. BREAKEY shall also be entitled to vacation, leave for illness and so forth as now or hereafter granted by CNB’s personnel policies.

5. CONFIDENTIAL INFORMATION: MR. BREAKEY acknowledges and agrees that as an inducement to CNB to employ him, that he shall not disclose, directly or indirectly, intentionally or unintentionally, during the term of this contract or at any time after its termination, any of CNB’s proprietary information, account information, customer lists, customer information, policies, pricing, strategy, codes, strategic plan, plans for expansion or business development or other information of a confidential nature (hereinafter referred to as “Confidential Information”), whatsoever regarding CNB without first obtaining the prior, written consent from CNB’s President & CEO that such disclosure is authorized. Communications with CNB’s employees, customers and business relations are excepted from the foregoing prohibition during the term of this Agreement to the extent that such communications are consistent with MR. BREAKEY’S duties.

Confidential Information shall include but not be limited to: all information recorded, memorialized or communicated in any form whether written, printed, verbal, video, electronic, magnetic, digital or otherwise.

Upon termination of this contract for any reason, MR. BREAKEY promises that he shall promptly return to CNB or its designated representative any Confidential Information, keys, credit cards, or other property, in his possession.

MR. BREAKEY further promises that he will not take, keep, or record copies, duplications or reproductions of the Confidential Information or other property subject to this Agreement after termination of this Agreement.

6. COVENANT NOT TO COMPETE: As additional consideration to CNB for entering this Agreement, and for granting the severance benefits described in paragraph 7 below which are a new benefit, MR. BREAKEY covenants that he shall not compete against CNB, its parent, affiliates or subsidiaries, either directly or indirectly, by taking employment, gratuitously assisting or serving as an independent contractor, member, investor, consultant, partner, director or officer with a competitor of CNB, or starting his own business which would compete directly or indirectly with CNB, or have a material interest in any business, corporation, partnership, LLC, savings and loan, consumer discount company, bank or other venture which competes directly or indirectly with CNB either while he is employed by CNB or for a period of three (3) years following the date on which MR. BREAKEY is last employed by CNB. For the purpose of defining and enforcing this covenant, CNB’s competitors will be identified at the time it seeks enforcement of this covenant. This determination shall be based on CNB’s market area and CNB’s plans for expansion or acquisition into other market areas at the time enforcement of this covenant is sought.

However, if MR. BREAKEY is already employed by a competitor in an area which is not part of CNB’s market area at the time his employment with CNB ends but during the enforcement period of this covenant becomes part of CNB’s market area, then and to that extend only, MR. BREAKEY shall be excepted from the terms of this provision.

The parties also agree that indirect competition shall include the instances stated above but involving MR. BREAKEY’S spouse, children or in-laws.

The parties further agree that MR. BREAKEY’S covenant not to compete shall apply in the event of his regular retirement or voluntary termination of his employment hereunder. MR. BREAKEY agrees in this regard that the security provided by this agreement is adequate consideration for his covenant not to compete.

7. SEVERANCE PAY: If MR. BREAKEY’S employment is terminated without cause, whether or not a change in control of CNB has occurred, MR. BREAKEY shall be entitled to severance benefits equal to 2.50 times his base salary for the year in which his employment ends plus 2.50 times the average of MR. BREAKEY’S incentive pay bonuses for the three (3) years preceding the year in which his employment is terminated hereunder. This severance pay shall be tendered to MR. BREAKEY in cash within 30 days following the end of his employment with CNB. MR. BREAKEY shall also be entitled to this severance pay if he voluntarily terminates his employment with CNB after a change in control for any of the following reasons;

A.	Reduction in title or responsibilities;

B.	Assignment of duties or responsibilities inconsistent with MR. BREAKEY’S status as Executive Vice-President;

C.	A reduction in salary or other benefits; and, or,

D.	Reassignment to a location greater than 25 miles from the location of MR. BREAKEY’S office on the date of change and control.

For the purposes of this Agreement, a “change in control” shall include but not be limited to the following:

1.	Sale of all or substantially all of CNB’s or CNB Financial Corporation’s stock;

2.	Sale of all or substantially all of CNB’s or CNB Financial Corporation’s assets;

3.	Acquisition by a third party or group acting in concert of stock sufficient to elect a majority of directors to the Board of CNB or CNB Financial Corporation; or,

4.	Ownership of more than 50% of CNB Financial Corporation stock by a single person or entity or more than one person or entity acting as a group.

8. TERMINATION: This Agreement may be terminated on the occurrence of any of the following events and if terminated under this paragraph, MR. BREAKEY shall not be entitled to severance benefits under Paragraph 7:

A.	The execution of a written agreement between CNB and MR. BREAKEY to terminate this Agreement;

B.	MR. BREAKEY’S death;

C.	MR. BREAKEY’S breach of any term or condition of this Agreement;

D.	MR. BREAKEY’S failure or refusal to comply with such reasonable policies, directions, standards and regulations that CNB may establish from time to time;

E.	MR. BREAKEY’S inability to fully and competently perform his duties hereunder for a period of 180 continuous days due to physical, mental or psychological illness, injury or condition; or,

F.	MR. BREAKEY ceases to qualify for his offices and responsibilities under this Agreement pursuant to any statute or regulation, now or hereafter issued by the United States of America, the Federal Reserve, the Office of the Comptroller of Currency or other regulatory agency or body duly invested with authority over CNB, its parent or affiliate(s).

9. NOTICES: All notices or communications required by or bearing upon this Agreement or between the parties shall be in writing and sent by First Class Mail to the parties as follows unless otherwise specified above:

CNB Bank	Mark D. Breakey
Attention: Chairman of the Board	1517 Warren Drive
One South Second Street, P.O. Box 42	Clearfield, PA 16830
Clearfield, PA 16830

10. NON-ASSIGNMENT: The parties acknowledge the unique nature of services to be provided by MR. BREAKEY under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to CNB’s Board of Directors and customers. Therefore, the parties agree that MR. BREAKEY may not assign this Agreement.

11. ARBITRATION: The parties agree that all disputes or questions arising under this Agreement or because of their employment relationship shall be submitted to arbitration by three (3) arbitrators. Each party shall select one (1) arbitrator, and then those two (2) arbitrators shall select a third (3) arbitrator. The arbitrators’ decision need not be unanimous. Arbitration shall be conducted at a private location in Clearfield County convenient to the parties. The arbitrators must reach and give notice of their decision within five (5) days after completion of an arbitration. The Pennsylvania Uniform Arbitration Act, 42 Pa.C.S.A. §§7301 et seq. shall govern arbitrations hereunder. CNB shall compensate the arbitrators and stenographer if used. CNB shall also pay for the arbitration room. Each party shall pay their attorney fees and other costs.

12. GENERAL PROVISIONS:

A.	This Agreement shall be governed by the laws of Pennsylvania;

B.	In construing or interpreting this Agreement, “CNB” and “MR. BREAKEY” shall mean, wherever applicable, the singular or plural, the masculine or the feminine, individual, individuals, partnership or corporation, as the case may be;

C.	This Agreement represents the sole agreement of the parties on these subjects and supersedes all prior communications, representations and negotiations, whether oral or written;

D.	This Agreement can only be modified or amended by the prior written consent of both parties hereto;

E.	Jurisdiction and venue shall rest in the Court of Common Pleas of Clearfield, Pennsylvania, for all suits, claims and causes of action whatsoever;

F.	Failure by either party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that party’s rights or remedies, nor shall a party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that party from insisting upon strict compliance in the future; and

G.	The parties deem that the terms of this Agreement are unique, and in addition to their other rights and remedies at law, and at equity, either party shall have the right to specifically enforce the terms of this Agreement.

H.	This Agreement shall bind the parties’ heirs, successors, representatives, related corporations and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date written above for the purposes herein contained.

CNB BANK		MR. BREAKEY

By:	/s/ Joseph B. Bower, Jr.	/s/ Mark D. Breakey
	Joseph B. Bower, Jr. President	Mark D. Breakey

By:	/s/ Richard L. Greslick, Jr.
Secretary